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                                                                    Exhibit 23.4


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in Amendment No. 1 to this Registration Statement on Form S-3 and related Prospectus of Physicians Resource Group, Inc. for the registration of $125,000,000 principal amount 6% Convertible Subordinated Debentures due 2001 and shares of its common stock of our report dated March 1, 1996, with respect to the consolidated financial statements of EquiVision, Inc. included in Physicians Resource Group, Inc.'s Current Report on Form 8-K/A dated October 7, 1996 filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

                                        ERNST & YOUNG LLP


Atlanta, Georgia
July 21, 1997